Exhibit 10.2
AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE
AGREEMENT BY AND BETWEEN MEDCATH INCORPORATED
AND JAMES A PARKER
(EFFECTIVE DATE FEBRUARY 18, 2001)
     This Amendment to the Employment, Confidentiality and Non-Compete Agreement by and between MedCath Incorporated and James A. Parker (Effective Date February 18, 2001) (“Amendment”) is made as of August 14, 2009 by and between MEDCATH INCORPORATED, a North Carolina corporation (the “Company”) and JAMES A. PARKER (“Employee”).
RECITALS
1.	Employee has been employed by the Company prior to the date hereof;

2.	Employee and Company desire to continue Employee’s employment as Treasurer and Director of Investor Relations performing duties as the job has been amended in accordance with the terms of Employee’s Employment, Confidentiality and Non-Compete Agreement (Effective Date February 18, 2001) (“Employment Agreement”) and in accordance with the terms of this Amendment, which provides new and additional consideration not previously provided to Employee by the Company;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Company hereby agree as follows:
1.	Paragraph 5(b) of Employee’s Employment Agreement is amended to read as follows:

“(b) By the Company Without Cause. The Company may terminate Employee’s employment at any time, without cause, by giving Employee at least thirty (30) days written notice thereof. The Company reserves the right to elect to give pay in lieu of notice.
     In the event the Company terminates Employee’s employment without cause, the Company will continue to pay Employee his current bi-weekly salary, less applicable lawful deductions, for a period of twelve (12) months following the date of notice of termination of employment. Employee shall be entitled to receive pro-rata vacation if terminated without cause, plus other benefits as provided by applicable law of by Company policy.
     If the Company terminates Employee’s employment under this Agreement for any reason other than Cause, and such termination occurs at the time of and in connection with a Change of Control (as defined in Employee’s Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement as amended thereto, both dated as of February 26, 2001), then Company will be liable to Employee for an amount equal to his current bi-weekly salary, less applicable lawful deductions, for a period of twenty four (24) months, to be paid over the twenty four (24) month period following the date of termination in substantially equal installment payments and in accordance with the normal payroll practices of the Company, and the sum of one times Executive Target Bonus, as long as and only if Employee is not otherwise in default hereunder during that period.”
     Except as provided in this Amendment, all other provisions, terms, and conditions in Employee’s Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first written above.

MEDCATH INCORPORATED
By
	Name:	O. Edwin French
	Title:	President and CEO

James A. Parker